Exhibit 99.1

pressrelease

Contacts:
Media Relations	Investor Relations
Mike Jacobsen	Christopher Bast
+1 330 490 3796	+1 330 490 6908
michael.jacobsen@diebold.com	christopher.bast@diebold.com
FOR IMMEDIATE RELEASE:
August 5, 2009
DIEBOLD ELECTS NEW MEMBER TO ITS BOARD OF DIRECTORS AND
DECLARES THIRD-QUARTER CASH DIVIDEND
New director photo available at
www.news.diebold.com/photo_display.cfm?photo_id=178&view=low_res
     NORTH CANTON, Ohio — Diebold, Incorporated has announced that Mei-Wei Cheng was elected to its board of directors, effective August 1.
     Cheng, 59, recently retired from Ford Motor Company as group vice president and Ford Motor China executive chairman. Previously from 1999 to 2008, he served as chairman and chief executive officer of Ford Motor China. Prior to joining Ford, Cheng held several senior executive positions within General Electric (GE) Corporation including: vice president, regional executive and president of GE Appliance, Asia in Hong Kong, and chairman and chief executive officer of GE China.
     Previously in his career, Cheng served as vice chairman of Jiangling Motor Company, vice chairman of Chang’an Ford Automobile Corporation Ltd., and a member of the board of directors for Ford Lio Ho Motor Company Limited. He also was vice chairman of Committee of 100, an organization of Chinese American leaders devoted to encouraging better U.S.-China relations; and was a member of the Board of governors of American Chambers of Commerce in China for several years. Currently, he is a member of the Cornell Engineering College Advisory Council.
     Cheng holds a bachelor’s degree in industrial engineering/operations research from Cornell University in Ithaca, N.Y. In addition, he holds a master’s degree in business administration from Rutgers University in Newark, N.J.; and is a graduate of Dartmouth’s Amos Tuck Executive Program in Hanover, N.H., as well as Massachusetts Institute of Technology’s program for senior executives in Cambridge, Mass. Cheng currently resides in Shanghai with a secondary residence in Atlanta.
-more-

DIEBOLD ELECTS NEW BOARD MEMBER AND DECLARES DIVIDEND/PAGE 2
Diebold Declares Third-Quarter Cash Dividend
     The board of directors declared a third-quarter cash dividend of 26 cents per share on all common shares. The dividend is payable on Friday, Sept. 11, to shareholders of record at the close of business on Friday, Aug. 21.
About Diebold
     Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 17,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com, or visit www.diebold.com/150 to learn more about Diebold’s 150-year history.
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PR/3447